Exhibit 99.2

Secretary’s Certificate

The undersigned, Shelby E. Sherard, being the duly elected, qualified and acting Chief Financial Officer, Chief Compliance Officer and Corporate Secretary of Fidus Investment Corporation, a Maryland corporation (the “Company”) and Fidus Mezzanine Capital, L.P., a Delaware limited partnership (the “Fund”), does hereby certify that:

1. By the affirmative vote of a majority of the directors of the Company and a majority of the directors of the Fund, including a majority of such directors who are not “interested persons” (as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended (the “1940 Act”)) of the Company or the Fund (the “Independent Directors”), the following resolutions were adopted at a meeting duly called and held on June 8, 2023:

WHEREAS, the Board of the Company has reviewed the renewal of the Company’s Investment Company Bond, issued by Axis Insurance Company (the “Fidelity Bond”), which includes as joint insured the Fund; and

WHEREAS, the Board of the Company has considered, among other things: (i) the required amount of fidelity bond coverage for a joint insured bond under the 1940 Act; (ii) the form and amount of fidelity bond coverage in light of the securities and funds of the Company; (iii) the type and terms of the arrangements made for the custody of such securities and funds; (iv) the number of the insured parties; (v) the nature of securities and other investments to be held by the Company; (vi) the amount of premium for the Fidelity Bond allocable to the Company and the Fund; and (vii) the comparative amount that the Company would have had to pay if it had provided and maintained a single insured bond.

NOW, THEREFORE, BE IT RESOLVED, that the Board of the Company, including all of the Independent Directors hereby determine that the Fidelity Bond is reasonable in form and amount;

FURTHER RESOLVED, that the Authorized Officers (as defined below) be, and they hereby are, authorized to enter into the Fidelity Bond for the Company;

FURTHER RESOLVED, that any and all previous actions taken by the Company’s officers, principals or agents in connection with the Fidelity Bond be, and hereby are, approved and ratified as duly authorized actions of the Company;

FURTHER RESOLVED, that the Authorized Officers be, and each of them hereby is, authorized and directed, for and on behalf of the Company, to file the Fidelity Bond with the Securities and Exchange Commission (the “SEC”);

FURTHER RESOLVED, that the Chief Compliance Officer of the Company be and hereby is, designated as the party responsible for making the necessary filings and giving the notices with respect to such bond required by paragraph (g) of Rule 17g-1 under the 1940 Act; and

FURTHER RESOLVED, that the Company’s and the Fund’s Chief Executive Officer, Secretary and Chief Financial Officer (the “Authorized Officers”) are, and each of them hereby is, authorized and empowered to take any and all action that they may deem necessary, proper or advisable in order to carry out the intent and accomplish the purposes of the preceding resolutions.

2. Premiums due under the Fidelity Bond have been paid for the period June 15, 2023 to June 15, 2024.

IN WITNESS WHEREOF, the undersigned has caused this certificate to be executed this 14th day of August, 2023.

/s/ Shelby E. Sherard
Shelby E. Sherard
Chief Financial Officer, Chief Compliance Officer and Corporate Secretary